Exhibit 99.1
AGREEMENT

The undersigned agree that this Schedule 13D/A dated March 18, 2016 relating to the Common Stock, par value $0.01 per share of MRC Global Inc. shall be filed on behalf of the undersigned.

Fairholme Capital Management, L.L.C.

By: /s/ Paul Thomson
Chief Compliance Officer

Bruce R. Berkowitz

By: /s/ Paul Thomson
(Attorney-in-fact)